Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Miromatrix Medical Inc. pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 26, 2021, relating to the financial statements as of December 31, 2020 and 2019 and for the years then ended, and to the reference to our Firm under the caption "Experts" which report appears in the Form S-1, which is part of the Registration Statement of Miromatrix Medical Inc.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota
June 23, 2021